Exhibit 23.2

                          PLS CPA, A PROFESSIONAL CORP.
           * 4725 MERCURY STREET #210 * SAN DIEGO * CALIFORNIA 92111 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *


April 8, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 1 of our report dated October 31, 2012, relating to the financial statements of Perkins Oil & Gas Inc. as of June 30, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ PLS CPA
-------------------------------------
PLS CPA, A Professional Corp.
San Diego, CA 92111





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